EXHIBIT 99.5

Contact: Timothy P. Walbridge

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: twalbridge@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES 25% STOCK DIVIDEND

www.1stcent.com

Redlands, California—February 20, 2004—1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced that the Board approved a 25% stock dividend to shareholders of record April 1, 2004, and payable May 1, 2004. The dividend will be accounted for as a 5-for-4 stock split. The action was approved at the regularly scheduled Board Meeting on February 20, 2004, with the effect of adding 25% more shares of FCEN. Patrick J. Meyer, Chairman of the Board stated, “The dividend reflects the on-going success of the Bank and rewards shareholders for their continued support. We are proud to present our shareholders with this 9th stock dividend in addition to two cash dividends paid by the Company in its 13-year history.”

Last month, the Company announced earnings for the twelve months ended December 31, 2003. Net income for the year ended December 31, 2003 was $2.088 million compared to $1.706 million for all of 2002, an increase of 22%, or $382,000. Basic earnings per share were $1.48 in 2003 compared to $1.35 for 2002, while diluted earnings per share were $1.37 for 2003 compared to $1.34 for 2002.

Total net loans increased $47 million, to $188 million from December 31, 2002 to December 31, 2003, while deposits, at $213 million, increased $30 million, for the same period. Total assets reached a record high of $254 million at December 31, 2003, up 22% from December 31, 2002.

Timothy P. Walbridge, President and Chief Executive Officer, stated that “the growth in all performance areas in 2003 was due to the continued success of our business development efforts in and around the marketplaces we serve. We are pleased with the continued, quality growth and increased earnings of your Company, and remain committed in our efforts to build a quality financial services organization and increasing shareholder wealth.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California, a full-service branch and its SBA/Commercial Lending Group in Brea, California, and full-service branches in Escondido and Palm Desert, California.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.